Exhibit 4.1

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, effective as of November 3, 2005 (the “Supplemental Indenture”), is entered into by and among ACCELLENT CORP., a Colorado corporation (the “Company”), each of the Guarantors party hereto (the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered the Indenture, dated as of June 30, 2004, as supplemented by the Supplemental Indenture dated as of September 9, 2005 and the Supplemental Indenture dated as of October 6, 2005 (the “Indenture”), pursuant to which the Company issued an aggregate principal amount of $175,000,000 of 10% Senior Subordinated Notes due 2012 (the “Notes”).

WHEREAS, Section 9.2 of the Indenture provides that the Company, the Guarantors and the Trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), enter into a supplemental indenture for the purpose of amending the Indenture.

WHEREAS, the Company has offered to purchase for cash (the “Offer”) any and all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 21, 2005 (together with any extensions, supplements or amendments, the “Statement”), and the accompanying Consent and Letter of Transmittal (together with any extensions, supplements or amendments, the “Consent and Letter of Transmittal”) and solicited consents (the “Consent Solicitation”) of the holders of the Notes to certain amendments (the “Proposed Amendments”) to the Indenture which require the Requisite Consents in order to effect.

WHEREAS, the Company has received the Requisite Consents to effect the Proposed Amendments under the Indenture.

WHEREAS, the Company and the Guarantors have been authorized by their respective Boards of Directors and members to enter into this Supplemental Indenture.

                WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Company, the Guarantors and the Trustee hereby agree as follows:

1.             DELETION OF CERTAIN PROVISIONS

Pursuant to the terms of the Statement and Consent and Letter of Transmittal, the Indenture is hereby amended to delete the following sections and subsections in their entirety and, in the case of each such section or subsection, insert in lieu thereof the phrase “Intentionally Omitted”, and any and all references thereto, any and all obligations thereunder and any events of default related thereto are hereby deleted throughout the Indenture, and such sections, subsections and references shall be of no further force or effect:

(1)                                  Subsection (b) of Section 4.4 entitled “Compliance Certificate”;

(2)                                  Section 4.7 entitled “Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock”;

(3)                                  Section 4.8 entitled “Limitation on Liens Securing Indebtedness”;

(4)                                  Section 4.9 entitled “Limitation on Restricted Payments”;

(5)                                  Section 4.10 entitled “Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries”;

(6)                                  Section 4.11 entitled “Limitation on Transactions with Affiliates”;

(7)                                  Section 4.12 entitled “Limitation on Sale Of Assets And Subsidiary Stock”;

(8)                                  Section 4.13 entitled “Repurchase of Notes At The Option Of The Holder upon a Change of Control”;

(9)                                  Section 4.14 entitled “Subsidiary Guarantors”;

(10)                            Section 4.15 entitled “Limitation On Status As Investment Company”;

(11)                            Section 4.16 entitled “Maintenance of Properties and Insurance”;

(12)                            Section 4.18 entitled “Limitation on Layering Indebtedness”;

(13)                            Subsections (2), (3) and (4) of Section 5.1 entitled “Merger, Consolidation or Sale of Assets”; and

(14)                            Subsections (c), (d), (e), (f), (g) and (h) of Section 6.1 entitled “Events of Default”.

2.             AMENDMENT TO SECTION 4.3(a) TO THE INDENTURE.

                Pursuant to the terms of the Statement and Consent and Letter of Transmittal, Subsection (a) of Section 4.3 of the Indenture entitled “Commission Reports and Reports to Holders” is hereby amended by deleting the words “and Reports to Holders” from the title of Section 4.3(a) and the words “and to each Holder of Notes” from the text of Subsection (a) of Section 4.3.

3.             OTHER AMENDMENTS TO THE INDENTURE

All definitions in the Indenture that are used exclusively in the sections and subsections deleted pursuant to Section 1 and Section 2 of this Supplemental Indenture are hereby deleted.

4.             EFFECTIVENESS; OPERATIVENESS

This Supplemental Indenture shall become effective and binding upon the Company, the Guarantors, the Trustee and the holders of Notes immediately upon its execution and delivery by the parties hereto and shall become operative on and simultaneously with the acceptance for purchase by the Company of all Notes validly tendered and not validly withdrawn pursuant to the terms of the Statement and the Consent and Letter of Transmittal.  In the event that the Offer and Consent Solicitation are terminated or withdrawn, this Supplemental Indenture shall be null and void.

5.             MISCELLANEOUS

                5.1.          Ratification of Indenture; Supplemental Indenture as Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, and this Supplemental Indenture becoming operative in accordance with the terms of Section 4 hereof, this Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture, unless the context shall otherwise require.

                5.2.          New York Law to Govern.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULE 327(b).

                5.3.          Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                5.4.          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

                5.5.          Entire Agreement.  This Supplemental Indenture, together with the Indenture as amended hereby, contains the entire agreement of the parties, and supersedes all other representations, warranties, agreements and understandings between the parties, oral or otherwise, with respect to the matters contained herein and therein.

                5.6.          Benefits of Supplemental Indenture.  Nothing in this Supplemental Indenture or the Indenture, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture or the Supplemental Indenture.

5.7.          Defined Terms.  Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

5.8.          Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

5.9.          Severability.  In case any one or more of the provisions of this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be executed as of the day and year first above written.

Company:

ACCELLENT CORP.

By:	/s/ Stewart A. Fisher
Name:	Stewart A. Fisher
Title:	Chief Financial Officer, Vice President, Treasurer and Secretary

Guarantors:

G&D, INC.
NOBLE-MET, LTD.
UTI CORPORATION
SPECTRUM MANUFACTURING, INC.
AMERICAN TECHNICAL MOLDING, INC.
UTI HOLDING COMPANY
MICRO-GUIDE, INC.
VENUSA, LTD.
MEDSOURCE TECHNOLOGIES, INC.
MEDSOURCE TECHNOLOGIES, LLC
BRIMFIELD ACQUISITION CORP.
BRIMFIELD PRECISION, LLC
KELCO ACQUISITION, LLC
HAYDEN PRECISION INDUSTRIES, LLC
NATIONAL WIRE & STAMPING, INC.
PORTLYN, LLC
TEXCEL, INC.
CE HUNTSVILLE HOLDINGS CORP.
MACHINING TECHNOLOGY GROUP, LLC
TENAX, LLC
THERMAT ACQUISITION CORP.
MEDSOURCE TECHNOLOGIES
NEWTON, INC.
MEDSOURCE TECHNOLOGIES
PITTSBURGH, INC.
MEDSOURCE TRENTON, INC.
CYCAM, INC.
ELX, INC.

By:	/s/ Stewart A. Fisher
Name:	Stewart A. Fisher
Title:	Chief Financial Officer, Vice President, Treasurer and Secretary of each of the Guarantors

Trustee:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President